Exhibit 10.1

YUM! BRANDS, INC.
CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”), dated ___________, _____ (“Effective Date”), is made by and between YUM! Brands, Inc., a North Carolina corporation (“Company”), and _______________ (“Executive”).
WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continued employment of key management personnel; and
WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and
WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.
2. Term of Agreement. The Term of this Agreement shall commence on the Effective Date and continue for three years; however, on January 1, 20__ and each January 1 thereafter, the Term shall automatically be extended so that it is restored to a full three-year Term unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than the third anniversary of the date of such Change in Control.

3. Company's Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 9.1 hereof, no Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive's employment with the Company following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.
4. The Executive's Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive's employment for Good Reason or by reason of death or Disability, or (iv) the termination by the Company of the Executive's employment for any reason.
5. Compensation Other Than Severance Payments.
5.1 Following a Change in Control and during the Term, and during any period that the Executive fails to perform the Executive's full‑time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive's employment is terminated by the Company for Disability. Notwithstanding the preceding provisions of this Section 5.1, to the extent the salary, compensation and benefits provided for by this Section constitute deferred compensation that is subject to Section 409A, the payment of such salary, compensation and benefits shall occur upon Executive's “disability” or “separation from service”, in each case as defined in Section 409A, whichever occurs earlier (but subject to Section 16(A)). In this case, the rate of payment shall be based on the normal rules for the salary, compensation or benefit in question, with a lump sum catch up for any amounts that would have been paid previously under such rules.

5.2 If the Executive's employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive's full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason. Notwithstanding the preceding provisions of this Section 5.2, to the extent the salary, compensation and benefits provided for by this Section constitute deferred compensation that is subject to Section 409A, the payment of such salary, compensation and benefits shall occur upon Executive's “separation from service”, as defined in Section 409A, but subject to Section 16(A). In this case, the rate of payment shall be based on the normal rules for the salary, compensation or benefit in question, with a lump sum catch up for any amounts that would have been paid previously under such rules.
5.3 If the Executive's employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive's normal post‑termination compensation and benefits as such payments become due. Such post‑termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.
6. Severance Payments.
6.1 Subject to Sections 6.2 and 16(A) hereof, if (i) the Executive's employment is terminated following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”), in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. For purposes of this Agreement, the Executive's employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive's employment is terminated by the Company without Cause after the occurrence of a Potential Change in Control and prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment for Good Reason after the occurrence of a Potential Change in Control and prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason after the occurrence of a Potential Change in Control and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs). For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Executive shall be presumed to be correct unless the Company establishes by clear and convincing evidence that such position is not correct.
(A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to two times the sum of (i) the Executive's base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the target annual incentive compensation for the Executive in respect of the fiscal year in which the Change in Control occurred, or, if higher, the actual incentive compensation the Executive earned for the fiscal year preceding the year in which the Executive's employment is terminated.
(B) Notwithstanding any provision of any annual or long-term incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the Date of Termination under any such plan and which has not yet been paid or deferred pursuant to a deferral plan maintained by the Company, and (ii) and, notwithstanding any provision of the Company's annual incentive plan to the contrary, a cash lump sum amount equal to a pro rata portion to the Date of Termination of the aggregate value of the annual incentive compensation award to the Executive for the then uncompleted fiscal year under such plan, assuming achievement of performance goals at the target level, or, if higher, assuming continued achievement of such performance goals at the level achieved through the Date of Termination.

(C) The Company shall provide the Executive with outplacement services suitable to the Executive's position for a period of one year or, if earlier, until the first acceptance by the Executive of an offer of employment.
6.2 (A) Notwithstanding any contrary provision in this Agreement or any other plan or agreement to the contrary and regardless of whether or not the Executive becomes entitled to Severance Payments, if any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person (all such payments and benefits being hereinafter called the “Total Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code), then if any of the Total Payments would be subject to the Excise Tax, the Total Payments shall be either (a) reduced (but not below zero) so that the aggregate present value of such Total Payments and benefits received by the Executive from the Company and its affiliated entities shall be $1.00 less than three times the Executive's Base Amount (the “Safe Harbor Amount”) and so that no portion of such Total Payments received by the Executive shall be subject to the Excise Tax, or (b) paid in full, whichever produces the better net after-tax result for the Executive (taking into account any applicable Excise Tax and any applicable income tax). If reduced Total Payments are made to the Executive and through error or otherwise those Total Payments exceed the Safe Harbor Amount, the Executive shall immediately repay such excess to the Company or its applicable affiliated entity upon notification that an overpayment has been made. If a reduction is made in accordance with the foregoing, such reduction shall be made in the following order:
(i)First, by reducing the amounts of parachute payments that would not constitute deferred compensation subject to Section 409A of the Code, to the extent necessary to decrease the Total Payments that would otherwise constitute parachute payments in excess of the Safe Harbor Amount, as agreed by the Company and the Executive;
(ii)Next, if after the reduction to zero of the amounts described in subparagraph (i), the remaining scheduled parachute payments are greater than the Safe Harbor Amount, then by reducing the cash amounts of Total Payments that constitute deferred compensation (within the meaning of Section 409A) subject to Section 409A, with the reductions to be applied first to the Total Payments scheduled for the latest distribution date, and then applied to distributions scheduled for progressively earlier distribution dates, to the extent necessary to decrease the Total Payments that would otherwise constitute parachute payments in excess of the Safe Harbor Amount; and
(iii)Next, if after the reduction to zero of the amounts described in subparagraphs (i) and (ii), the remaining scheduled parachute payments are greater than the Safe Harbor Amount, then, by reducing the non-cash amounts of any of the remaining scheduled Total Payments that constitute deferred compensation (within the meaning of subject to 409A), with the reductions to be applied first to the Total Payments scheduled for the latest distribution date, and then applied to distributions scheduled for progressively earlier distribution dates, to the extent necessary to decrease the Total Payments that would otherwise constitute parachute payments in excess of the Safe Harbor Amount.
(B) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as parachute payments, unless in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (“Auditor”), such other payments or benefits (in whole or in part) do not constitute parachute payments, (ii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless otherwise determined in the opinion of Tax Counsel, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of section 280G of the Code and applicable regulations. Prior to the payment date set forth in Section 6.3 hereof, the Company shall provide the Executive with its calculation of the amounts referred to in this Section 6.2(B) and such supporting materials as are reasonably necessary for the Executive to evaluate the Company's calculations. If the Executive disputes the Company's calculations (in whole or in part), the reasonable opinion of Tax Counsel with respect to the matter in dispute shall prevail.
6.3 (A) In General. The payments provided in subsections (A), (C) and (D) of Section 6.1 hereof shall be made not later than the tenth day following the Date of Termination; provided, however, that if the amounts of such payments, and the limitation on such payments set forth in Section 6.2 hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Executive or, in the case of payments under Section 6.2 hereof, in accordance with Section 6.2 hereof, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall be repaid to the Company promptly thereafter (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). The Company shall bear the entire cost of any opinions, advice or similar expenses associated with Sections 6.2 or 6.3 hereof.
(B) Timing of Payments/Compliance with Code Section 409A. Notwithstanding the foregoing but subject to Section 16 if applicable, (i) each payment required to be made by the Company under Section 6.3(A) to the Executive hereunder and each repayment of a payment required to be made by the Executive to the Company hereunder shall be paid as provided in paragraph (A) of subsection 6.3 but in no event later than the end of the calendar year next following the calendar year in which the Executive (or the Company on the Executive's behalf) remits the corresponding taxes to the Internal Revenue Service or other taxing authority.
6.4 The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder (the “Legal Expenses”) that are incurred during the period (i) beginning on the commencement date of this Agreement under Section 2 and, (ii) ending on the date that is five years after the Date of Termination of the Executive. The amount of Legal Expenses that are eligible for reimbursement during an Executive's taxable year may not affect the Legal Expenses eligible for reimbursement in any other taxable year. Such payments shall be made within ten (10) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided, however, that in no event will the reimbursement of any Legal Expenses be made after the last day of the Executive's taxable year following the Executive's taxable year in which the Legal Expense in question was incurred. The right to reimbursement of Legal Expenses provided hereunder is not subject to liquidation or exchange for another benefit.
7. Termination Procedures and Compensation During Dispute.
7.1 Notice of Termination. After a Change in Control and during the Term (or under the circumstances described in the second sentence of section 6.1 hereof), any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three‑quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.
7.2 Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive's employment after a Change in Control and during the Term, shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full‑time performance of the Executive's duties during such thirty (30) day period), and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).
7.3 Dispute Concerning Termination. If the Executive believes the Company is not providing Executive with a benefit to which Executive is entitled under the terms of this Agreement, the Executive may notify the Company, within forty-five (45) days after the Date of Termination, that a dispute exists concerning the termination (such notification being a “Dispute Notification”).

7.4 Compensation During Dispute. If a purported termination occurs following a Change in Control and during the Term and the Executive provides the Company with a Dispute Notification, the Company shall act within fifteen (15) days to restore fully the disputed benefits (so that all benefits are provided as of such date as would have been provided had there been no delay in providing such benefits) and to continue to provide such benefits as contemplated by this Agreement thereafter, but subject to termination and recapture from the Executive of these disputed benefits in accordance with the terms of a mutual written agreement of the parties, a binding arbitration award, or a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).
8. No Mitigation. The Company agrees that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof or Section 7.4 hereof. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
9. Successors; Binding Agreement.
9.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
9.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.
10. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United

States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive's signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
YUM! Brands, Inc.
1441 Gardiner Lane
Louisville, KY 40213
Attention: General Counsel

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive's employment with the Company only in the event that the Executive's employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the Executive for Good Reason. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Kentucky, without reference to its principles of conflicts of law. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration.
12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. Settlement of Disputes; Arbitration. 14.1 All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. The Board shall have the exclusive discretionary authority to construe and to interpret the Agreement, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters are final and conclusive. As a result, payments under this Agreement will be paid only if the Board decides in its discretion that the Executive claiming such benefits is entitled to them. This discretionary authority is intended to be absolute, and in any case where the extent of this discretion is in question, the Board is to be accorded the maximum discretion possible. Any exercise of this discretionary authority shall be reviewed under the arbitrary and capricious standard (i.e., the abuse of discretion standard). Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing; shall set forth the specific reasons for the denial, the specific provisions of this Agreement relied upon, and any additional information needed for the Executive to perfect the claim; and shall be delivered to the Executive within 90 days after the date the initial claim was made by the Executive (provided, however, that the Board may extend this 90-day period by an additional 90 days if needed to adjudicate the claim, with such extension communicated to the Executive prior to the expiration of the initial 90-day period). The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied (an “appeal”). An appeal shall be made on such forms and in such manner as the Board shall from time to time specify. Any denial by the Board of an appeal under this Agreement shall be delivered to the Executive in writing; shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon; shall take into account all information and documentation furnished by the Executive, even if such information or documentation was not provided at the time of the initial claim; and shall be delivered to the Executive within 60 days after the date the Executive appealed (provided, however, that the Board may extend this 60-day period by an additional 60 days if needed to adjudicate the claim, with such extension communicated to the Executive prior to the expiration of the initial 60-day period).
14.2 Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Louisville, Kentucky in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
15. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
(A) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
(B) “Auditor” shall have the meaning set forth in Section 6.2 hereof.
(C) “Base Amount” shall have the meaning set forth in section 280G(b)(3) of the Code.
(D) “Beneficial Owner” shall have the meaning set forth in Rule 13d‑3 under the Exchange Act.
(E) “Board” shall mean the Board of Directors of the Company.
(F) “Cause” for termination by the Company of the Executive's employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.
(G) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below; or
(II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(III) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation immediately following which those individuals who, immediately prior to the consummation of such merger or consolidation, constituted the Board, constitute a majority of the board of directors of the Company or the surviving or resulting entity or any parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities,
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(H) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. All references herein to particular Code Sections shall also refer to any successor provisions and shall include all related regulations, interpretations and other guidance.
(I) “Company” shall mean YUM! Brands, Inc. and, except in determining under Section 15(G) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
(J) “Date of Termination” shall have the meaning set forth in Section 7.2 hereof.
(K) “Disability” shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full‑time performance of the Executive's duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full‑time performance of the Executive's duties.
(L) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
(M) “Excise Tax” shall mean any excise tax imposed under section 4999 of the Code.
(N) “Executive” shall mean the individual named in the first paragraph of this Agreement.
(O) “Good Reason” for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (I) through (VII) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I), (V), (VI) or (VII) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:
(I) the assignment to the Executive of any duties inconsistent with the Executive's status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control;

(II) a reduction by the Company in the Executive's annual base salary or target incentive award or incentive award opportunity as in effect on the date hereof or as the same may be increased from time to time;
(III) the relocation of the Executive's principal place of employment to a location more than 50 miles from the Executive's principal place of employment immediately prior to the Change in Control or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;
(IV) the failure by the Company to pay to the Executive any portion of the Executive's current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;
(V) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive's total compensation, including but not limited to the Company's or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Change in Control;
(VI) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control (except for across the board changes similarly affecting all executives of the Company and all executives of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;
(VII) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1 hereof; for purposes of this Agreement, no such purported termination shall be effective;
(VIII) any failure by the Company to meet its obligations under Section 9.1.
The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.
(P) “Notice of Termination” shall have the meaning set forth in Section 7.1 hereof.
(Q) “Pension Plan” shall mean any tax-qualified, supplemental or excess benefit pension plan maintained by the Company and any other plan or agreement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits.
(R) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.
(S) “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(I) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(II) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;
(III) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates), excluding, however, any entity or group which, as of July 21, 1998, has on file with the Securities and Exchange Commission a Form 13D or 13G indicating ownership aggregating 10% or more of the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or
(IV) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
(T) “Safe Harbor Amount” shall have the meaning set forth in Section 6.2 hereof.
(U) “Section 409A” shall mean Section 409A of the Code.
(V) “Severance Payments” shall have the meaning set forth in Section 6.1 hereof.
(W) “Tax Counsel” shall have the meaning set forth in Section 6.2 hereof.
(X) “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).
(Y) “Total Payments” shall mean those payments so described in Section 6.2 hereof.

16. Compliance with Section 409A. (A) Notwithstanding any other provision of this Agreement, to the extent the Company determines in good faith that (a) one or more payments or benefits received or to be received by the Executive pursuant to the Agreement would constitute deferred compensation subject to the rules of Section 409A, and (b) that the Executive is a “specified employee” under Section 409A, then only to the extent required to avoid the Executive's incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the date that is six (6) months after the Executive's “separation from service” within the meaning of Section 409A. Any amounts that are postponed pursuant to this Section 16 will be paid in a lump sum payment within 10 days after the end of the six-month period. If the Executive dies during the six-month period, prior to the payment of the delayed amount, the amounts delayed on account of this Section 16 will be paid pursuant to Section 9.2 hereof. In addition, to the extent the Company determines in good faith that one or more payments or benefits received or to be received by an Executive upon a termination of employment pursuant to the Agreement would constitute deferred compensation subject to the rules of Section 409A then in determining the time of payment of such deferred compensation a termination of employment shall be deemed to occur only if such termination of employment constitutes a “separation from service” as defined in Section 409A, as determined by the Company in accordance with such rules and policies adopted by it from time to time. Further, in this case, the Date of Termination shall be the date of such separation from service.
(B) If any compensation or benefits provided by this Agreement could result in adverse tax treatment of the Executive under Section 409A, as determined by the Company in good faith, then (at any time prior to a Change in Control or a Potential Change in Control) the Company may modify the Agreement in the least restrictive manner necessary in order to comply with the provisions of Section 409A and without any diminution in the value of the payments to the Executive, and provide notice to the Executive of the modification. Such modification shall become binding in the event the Executive accepts the modification in writing or does not reject it in writing within 60 days of the notice from the Company.
(C) It is the intention of the Company that the Agreement shall be construed in accordance with the applicable requirements of Section 409A. Further, in the event that the Agreement shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors, nor its or their designees or agents shall be liable to the Executive or other person for actions, decisions or determinations made in good faith.

YUM! BRANDS, INC.

By:    _____________________________
Name:    _____________________________
Title:    _____________________________

EXECUTIVE

_______________________________________
<Executive's Name>

Address:______________________________________
_______________________________________

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